Exhibit 99.2

AMAG PHARMACEUTICALS INC.

Moderator: Amy Sullivan

05-09-12/4:30 p.m. ET

Confirmation # 79714574

AMAG PHARMACEUTICALS INC.

Moderator:                                   Amy Sullivan

May 9, 2012

4:30 p.m. ET

Operator:                                                                      Ladies and gentleman, this is the operator.  Today’s conference is scheduled to begin shortly.  Until that time, your lines will again be placed on music hold.  Thank you for your patience.  Good afternoon.  My name is (Ashley), and I will be your conference operator today.  At this time, I would like to welcome everyone to the AMAG Pharmaceuticals conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.  Amy Sullivan, Vice President of Investor Relations, you may begin your conference.

Amy Sullivan:                                             Thank you, (Ashley).  Good afternoon, and welcome to those of you that have joined us for this conference call.  Before proceeding with this call, please be reminded that any statements we make during the course of this conference call that are other than historical facts are forward looking statements made pursuant to the (safe harbor provisions) of the Private Securities Litigation Reform Act of 1995.

We want to emphasize that these forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements.  Please refer to our recent filings with the FCC for a full review of the risks and uncertainties associated with our business.

Let me quickly run through the brief agenda for this call.  (Michael Meroki), the Chairman of our Board of Directors, will provide opening remarks.  Bill Heiden, AMAG’s incoming CEO, will provide his initial perspective on AMAG, and then we’ll open the call for Q&A.

Mike will need to leave this call soon after our prepared remarks as his company, (inaudible), is reporting their (one key financial results) in a short while.  So we’ll keep our remarks brief today.  Frank Thomas, our chief operating officer, is also with us today and will be available to answer questions during the Q&A session.  I will now turn the call over to Mike.

(Mike Narachi):                                      Thanks, Amy, and good afternoon to those of you who joined us on the call and on the Webcast today.  We put out our press release a short time ago announcing the appointment of Bill Hayden as AMAG’s permanent chief executive officer effective May 14th.  I want to start by offering a warm welcome to Bill.  As you know, we’ve been looking for the right leader for our company for the past several months as we concurrently evaluated strategic alternatives.

We’ve been fortunate to have been able to employ the talent of Frank Thomas, our interim CEO during this period, and Frank’s leadership gave AMAG the stability we needed for the formal process to run it’s course while also making some significant positive changes regarding the (firm) business which is stronger today than it was six months ago.

I’m confident that Bill will bring additional commercial expertise to AMAG as we execute our expansion plans and that Frank will compliment Bill’s leadership on the business and operating side tremendously.

As many of you might expect, a drawn out strategic review takes a toll on a company’s ability to retain and attract top talent as well as limit it’s ability to engage in potential business development transactions in a meaningful way, particularly during a process that was publicly announced.

As we look to the future and the many opportunities that we have to build the (firm) business as well as interesting synergistic product additions that we have identified.  We have determined that now is the time to strengthen our leadership team with the appointment of a permanent CEO and are pleased to have attracted a high caliber executive.

At this critical juncture in the evolution of our company, it is imperative that we shift our focus from an active sale process to the continued growth of Feraheme and insure our company is well positioned as we move ahead.  As always, we’ll continue to evaluate all opportunities to create value for our stockholders.  Bill brings significant commercial expertise at both large pharmaceutical and emerging biotechnology companies as well as a strong deal making experience that will be invaluable to our company.

Bill joins AMAG from GTC Bio therapeutics where he served as chairman, president, and chief executive officer since 2010.  Prior to joining GTC, Bill was president and chief executive officer of Elixir Pharmaceuticals, and prior to that Bill served as president and chief executive officer of (Francis) Pharmaceuticals, which was acquired by (inaudible).

Earlier in Bill’s career, he spent 15 years at Shearing, Plough, Merck including as vice president of the company’s (U.S. Oncology) biotechnology unit where he was responsible for a portfolio commercial products with more than one billion in annual sales.

We’re thrilled to have bill join us as our permanent CEO, and I speak on behalf of the entire board when I say that we are confident that he will realize AMAG’s mission to build a profitable, multiproduct specialty pharmaceutical company.  With that, it’s my pleasure to turn the call over to our new CEO, Bill Heiden.

Bill Heiden:                                                           Thank you very much, Mike.  I’m very pleased to be here today.  AMAG is a company with great potential which I plan to fully realize for our shareholders.  When evaluating AMAG from the outside, one can see that it’s been a company that’s had it’s share of challenges over the last several months, and let me add to Mike’s comments and give a special thanks to Frank Thomas.

While I’m new to the company, it’s clear to me that Frank has really been the glue keeping things together and running smoothly here at AMAG during the last few months.

I’m happy to tell you that Frank will continue as the company’s chief operating officer moving forward, and I’m really pleased that Frank is committed to provide the continuity and leadership we’ll need as we embark on an aggressive grow and build strategy here at AMAG.  Over the past several weeks, I’ve had the opportunity to meet the full board, meet many members of the company’s leadership team, and dig into the details of the Feraheme opportunity.

I’ve also had a look at some of the ongoing business development initiatives, and I’m certain of one thing; we have a very strong foundation from which to build.  The foundation is comprised basically of three key pillars; Feraheme, a unique treatment of iron deficiency anemia with a very positive ethnicity and safety message, an effective specialty sales force focused on hematology oncology and hospitals, and a very strong balance sheet that gives us incredible flexibility to build.  Initially, I planned to get intimately involved with Feraheme, our team, and our customers.

I’ll also spend time to fully evaluate the core strengths and assets of our company to determine the best way to leverage these going forward to create value for our shareholders.  As one would expect, over the course of this process, AMAG has seen it’s share of turnover, and we want to limit that going forward.  So I’ll also spend the next few weeks evaluating gaps in the organization to insure we have the right team in place to execute the build and grow strategy.

I also want to hear from our shareholders.  I’m going to spend time over the next few weeks to understand their expectations for their investment in AMAG and hear their thoughts on how we can build an even stronger AMAG going forward.  So my assessment with input from shareholders, customers, and employees will form the basis for this reinvigorated, strategic plan which will then communicate so you can clearly see the course that we set.

Speaking of shareholders, we also announced today that our largest shareholder at it’s capital has requested that AMAG allow it to increase it’s equity ownership in AMAG to 25 percent subject to certain conditions, and I’m pleased to announce that AMAG’s board has agreed.

Over the last few months, AMAG has begun a transformation into a solid and growing specialty pharmaceutical company, but there’s still much work to be done.  I want to thank the AMAG board for entrusting me to drive the company forward, and frankly, I am eager to get to work.  And with that, let me turn the call back to Amy.

Amy Sullivan:              Thanks, Bill.  Operator, that concludes our prepared remarks.  We’d now like to open the line to Q&A.

Operator:                       At this time, I would like to remind everyone in order to ask a question, press star then the number one on your telephone keypad.  Please limit your questions to one per turn.  If you would like to ask multiple questions, please press star, one after being released from the queue.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from David Freedman from Morgan Stanley.  Your line is open.

David Freedman:         Hi, thanks for taking my question.  It’s just in terms of sort of how you think of building out a portfolio of products.  Are you—I guess, the company seems to have refocused somewhat around a hospital push.  Are there products that you think would work better on a sort of a hospital focused leverage, or is it more of a therapeutic sort of (match) that you’re looking for?  How are you thinking about the positioning of the company going forward being a hospital focused company versus not?

Bill Hayden:                  So David, it’s Bill.  Thanks for the question.  I think we’ve got actually pretty nice flexibility at this point because I think about this from our current call point, and as you pointed out we are calling on both oncologists and hematologists as well as the hospital customers, and so when we look at product opportunities, we can really look across hospital products as well as oncology and hematology.

We’ve got a sales force that has pretty broad expertise across that spectrum, and so right now we can throw the net pretty wide, and I know there are products that we’ve at least has a preliminary look at in both of those areas; both the (raceme) space as well as your hospital play, and we’re just going to evaluate those going forward and really try and select the best opportunity that we can maximize, and I think that will actually give our sales force a little more focus going forward either shifting a little bit more towards oncology, hematology, or shifting a little bit more towards a hospital business, but we will likely continue to call on both of those call points.

David Freedman:         OK, and do you expect that over time, products—new products could filter into both areas, or if your sort of first product—you know, your first new product ends up as a hospital focused product that it makes sense more to build off of those (trains)?  It’s probably hard to say.

Bill Hayden:                  No, you know, David, you pointed out two interesting strategies, and it’s really going to be driven by the product, and so I’m really focused right now on this net that we’ve thrown and really trying to evaluate where there’s an interesting pearl that I think we can really do something as opposed to just bringing in a revenue stream, something that we might really be able to do something interesting and grow, and so right now, I’m being fairly opportunistic.

David Freedman:         Great.  Thank you.

Operator:                       Again, to ask a question, press star, one on your telephone keypad.  Your next question comes from the line of (Jason Area).  Your line is open.

(Jason Area):                Thank you.  First of all, Bill, welcome.  Second of all, can you characterize the strategic process as far as the sale process for us?  Were the bids too low?  Were there no bids?  And second question is could you tell us, or have you already, identified assets that you would like to pursue or would you kind of begin the process with, I would assume, Jefferies to begin to look at the assets that you would like to pursue?

Bill Hayden:                  Thanks for those two questions, Jason, and I’m going to actually ask Frank to answer the first question about the strategic process because frankly, I haven’t been involved in that, and Frank might provide some color there, and then I could talk about the kind of assets we’re looking at.

(Jason Area):               Great.  Thanks.

Frank Thomas:           How are you doing, Jason?

(Jason Area):               Great.  Thank you, Frank.

Frank Thomas:           Good.  So I think you know we started this process back in November, so it’s been running for roughly six months or so.  What we want to say is that we ran a very robust process, and to date, it has not resulted in a transaction, so as we sit here today, we think it’s critical that we shift the focus away from the active sale process and focus back on the business.

We’ve had some good, positive news coming out of Feraheme recently, and we think that it’s important to make sure that we maintain a strong company and start to build from that platform.  So we don’t want to get into really much more detail on the process itself, but obviously, we feel very confident that we ran a robust process, and it has not resulted in a transaction.

(Jason Area):               Thank you, and by the way Frank, before Bill answers the second question, it’s great that you’re staying.  I think you’ve done a yeoman’s job in a very difficult situation.

Frank Thomas:           Thanks, Jason.  I’m very much looking forward to it.  As you guys know, I joined the company eight months ago looking to start to build out this platform, and I’m very excited that’s a path we’re on again.

Bill Hayden:                So let me just jump to the second question, Jason, which is assets that we’ve been looking at.  So we’ve got a slate of products that have been identified.  I’ve got a couple of ideas myself as I come in the door, but you can imagine there’s really been kind of a cloud over that process because the focus has been more on the potential sale of the company.

And so we’ve got a list of products to look at, but we just haven’t had the focus, and frankly, the partners, obviously all knew—since we were in somewhat of a public process—knew that there was a risk that the folks they were talking to might end up in some kind of transaction.

And so we’ve got a list of products to look at, some of them fairly interesting.  As you know, it takes two to tango, and so we’ll just have to see as I move forward personally getting involved in the process to see what kind of openness there is on the other side of these products to engage in a discussion about some kind of transaction or licensing arrangement.

(Jason Area):               Great.  And I’m sorry.  Last question, do you think it will be more—you’ll be going after products or companies?

Bill Hayden:                Both.  So we’re going to be looking at both.  The goal is we want products, and obviously if there were an interesting transaction out there that might get us multiple products or something beyond an individual product at an attractive price, that would be something that we would be very interested in.

(Jason Area):               Great.  Thank you very much, and welcome again.

Bill Hayden:                Thank you.

Operator:                      Your next question (Yen Yang) from Jefferies.  Your line is open.

(Yen Yang):                 Thank you.  So AMAG currently has about $220 million in cash, and it’s not profitable based on (sales) alone, so my question is when you look into acquiring a new asset or assets, are you kind of limited to what you can do within your current cash position, or are you also thinking about doing financing to acquire a more robust product?

Bill Hayden:                So this is Bill.  Thank you for your question.  At this juncture, I just don’t know.  I think the company’s solid financial situation gives us a lot of flexibility to think about various ways of financing transactions, but I certainly haven’t had the time to really dig into that level.  I start Monday, and I think at that point in time, we’ll think about how each transaction might be financed and what alternatives we can look at, but today I haven’t gone that far.

(Yen Yang):                 That’s fair.  Thank you.

Bill Heiden:                  Thank you.

Operator:                      Again to ask a question, press star and the number one on your telephone keypad.  Your next question comes from (Greg Waterman) of Goldman Sachs.  Your line is open.

(Greg Waterman):       Thanks for taking the question.  Bill, I guess, if you could tell us how much (inaudible) additional assets is not really a necessity for the company versus options to continue with current assets, and I guess kind of overall (inaudible) give us the level of urgency in terms of acquiring new assets.

And then second, you talked a little bit about filling in gaps in the organization.  Is there anything more significant into the reconstruction you would consider at this point, or are the changes implemented last fall viewed as sufficient and appropriate?

Bill Heiden:                  OK, let me start with your last question because I just—I don’t have an answer today, and so one of the first things, and I’ve got a long list of first things to be doing, is really to assess the organization.  We’ve got some holes in the organization because we’ve had some turn over, and so those I think we need to look at fairly quickly, but I want to evaluate the whole organization, how it’s operating, where were focusing our resources.

So that’s one of the initial things I have to do, but I don’t have anything to report today and really no initial feel even to be able to communicate.  In terms of the product search, it’s a very high priority, and the reason is we’ve got a talented sales force out there with one product, and so it simply makes good financial sense to leverage that investment and that talent that we have by bringing in another product.

It’s also just part of the (internal) type of a sales force.  They love to have new products in the bag and have a couple of products out there.  I think it strengthens our ability to talk to reimbursement and the financial side of pharmaceuticals if you have more than product, so there’s a number of reasons why multiple products are important.

Having said that, I think Feraheme represents tremendous opportunity, and we’ve got a very nicely differentiated product in a market that’s relatively quiet in terms of promotion.  This product has an excellent safety and advocacy profile, and I think there’s lots of interesting opportunity for growth and obviously we plan to file for a label expansion which I think is going to really open up the opportunity for even things like market growth opportunities, and so it’s a very high priority, but I don’t want you to take that message that I’m not very bullish on Feraheme because I am.

(Greg Waterman):       Great.  Thank you.

Bill Hayden:                Thank you, Greg.

Operator:                      Your next question comes from the line of (Lon Swenson) from (Ladenburg).  Your line is open.

(Lon Swenson):           Hi guys, and welcome.  From the commercial point of view, how do you think (inaudible)?  What would you do differently to what is currently being done on the American (inaudible) Feraheme, and the second question is on which are the conditions under which (inaudible) will increase it’s position to up to 25 percent.

Bill Hayden:                So let me talk to the first question.  I don’t think we have been doing anything wrong on Feraheme.  So really my first goal is to really assess where we are.  It seems as though really in the last few months I think Feraheme has really turned a corner, and I’ve looked at some of the data on Feraheme, and it’s very, very encouraging.  I think a lot of it has been just returning to base it’s good strong messaging around (ethocacy), a good incentive program that incentivizes the sales force to do the right thing and to deliver on strong messaging.

We’ve also done some focus around the deployment of our sales force and making sure we’ve got the right number of people who can cover the right territory and make the right number of calls, so there’s been some recent work there.  So I think a lot of the basics are really now in place, and I’m looking forward to just digging in on Monday morning and getting into all the details around Feraheme including pricing.

And we’ve talked about pricing on previous calls, and I think that’s something I really want to dig in and understand around Feraheme, so it’s too early for me to say right now, but I think the basics are in place, and I’m looking forward to digging in and see if we can make some refinements to even improve that situation even further.

In terms of Adage, I don’t think we’re aware of what triggers might cause Adage to buy additional shares.  They requested the right to buy additional shares.  We’ve put some limitation on the ownership limitations on those ownerships—on the ownership of those shares, and that will be filed in an AK, and so those details will be available, but I can’t really comment on when and why Adage would buy more shares.  I think it’s just a strong support for our new management and for the strategy that we’ll be pursuing going forward.

(Lon Swenson):           Thank you very much.

Operator:                      There are no further questions at this time.  I turn the call back over to Amy Sullivan.

Amy Sullivan:             Thank you, (Ashley).  And thank you for those of you that have joined us this afternoon.  If you have any additional questions, please feel free to call.

Operator:                      This concludes today’s conference call.  You may now disconnect.

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